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AT THE COMPANY:
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Edward M. Tracy
President and Chief
Executive Officer
609-383-3333

FOR IMMEDIATE RELEASE
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April 29, 1996


                      CAPITAL GAMING ANNOUNCES CONFIRMATION
                OF PLAN OF REORGANIZATION OF LOUISIANA SUBSIDIARY

Atlantic City, New Jersey -- April 29, 1996 -- Capital Gaming International, Inc. (OTC Bulletin Board: GDFI) today announced that the Plan of Reorganization for its Louisiana subsidiary, Crescent City Capital Development Corp. ("Crescent City") was confirmed today by the Federal Court in the Eastern District of Louisiana. As part of the Plan of Reorganization, Crescent City is being sold to Casino Magic Corp. (NASDAQ: CMAG) for $50 million plus the assumption of up to $6.5 million in certain equipment liabilities. The transaction received the approval of the Louisiana Riverboat Gaming Commission in March of this year.

Based in Atlantic City, New Jersey, Capital Gaming International is a multi-jurisdictional casino development and management company with interests in the Native American gaming markets.